Exhibit 99.3

RESIGNATION AS DIRECTOR
OF
RMG NETWORKS HOLDING CORPORATION

I, Jonathan Trutter, do hereby resign as a Director of RMG Networks Holding Corporation, a Delaware corporation, effective as of the date hereof.

Dated: August 2, 2018

/s/ Jonathan Trutter
Jonathan Trutter

[Director Resignation – Trutter]